UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

September 11, 2008

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 596-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 11, 2008, Jamba, Inc. (the “Company”) entered into a Financing Agreement (the “Financing Agreement”) by and among the Company, Jamba Juice Company, the Company’s wholly-owned subsidiary (“Jamba Juice” and, together with the Company, the “Borrowers”), Victory Park Management, LLC, as agent, and the Lenders as the signatories thereto (the “Lenders”). Under the terms of the Financing Agreement, the Lenders purchased $25 million two-year senior secured term notes from the Borrowers (the “Senior Notes”). Under the terms of the Financing Agreement, the Senior Notes are secured by a first priority lien on all current and future assets of the Borrowers, with certain exceptions. The Senior Notes will bear interest at a rate of 6-month LIBOR plus 8%, subject to a floor of 12.5% per annum (if the LIBOR rate is not available, interest will accrue at the Prime Rate plus 7%, subject to a floor of 12.5% per annum), with interest payable monthly in arrears, and a $375,000 make whole interest payment to the extent the Senior Notes continue to be outstanding after 15 months. The Borrowers have the right to prepay the Senior Notes with payment of the principal, accrued interest and, if the prepayment is after the first anniversary of the closing, the make whole interest payment. The Senior Notes also are subject to certain mandatory prepayment events set forth in the Financing Agreement. The Borrowers made a $500,000 payment to the Lenders at closing, payable with the proceeds from the sale of the Senior Notes.

Pursuant to the Financing Agreement, on September 11, 2008, the Company issued to the Lenders two million shares of its common stock (the “Shares”) with certain registration rights, and entered into a Common Stock Put and Call Agreement with the Lenders (the “Put and Call Agreement”). Under the terms of the Put and Call Agreement, the Lenders have a put right requiring the Company to repurchase the Shares at a price of $1.50 per share after the earlier of the first anniversary of the closing date, the payment in full of the Senior Notes or the occurrence of certain events of default under the Financing Agreement or certain other events. The put right expires under certain circumstances, including if the average daily trading price for the Company’s common stock on the NASDAQ Global Market for 20 of 30 business days after the first anniversary of the closing date is greater than $1.50 per share, with average daily trading volume during such period of at least 250,000 shares, or the Lenders’ sale of the Shares to an unaffiliated third party. Under the terms of the Put and Call Agreement, the Company has a call right requiring the Lenders to sell the Shares to the Company at $1.50 per share before the earlier of the first anniversary of the closing date, the payment in full of the Senior Notes or the occurrence of certain events of default under the Financing Agreement.

The Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Lenders which provides them with certain rights to require the Company to file with the United States Securities and Exchange Commission a registration statement covering the resale of the Shares.

The descriptions of the Financing Agreement, the Put and Call Agreement and the Registration Rights Agreement above do not purport to be complete and are qualified in their entirety by reference to copies respectively filed as Exhibits 10.1, 10.2 and 10.3 hereto.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the entering into of the Financing Agreement, the Credit Agreement by and among the Company, Jamba Juice Company, the lenders that are signatories thereto and Wells Fargo Foothill, LLC dated as of April 17, 2008 was terminated.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference

Item 3.02.	Unregistered Sales of Equity Securities.

On September 11, 2008, the Company issued to the Lenders the Shares pursuant to the Financing Agreement. The Company issued the Shares pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act of 1933, as amended, and the rules promulgated thereunder.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Financing Agreement dated as of September 11, 2008 by and among the Company, Jamba Juice, the Lenders and Victory Park Management, LLC, as agent, including the Form of Note

10.2	Common Stock Put and Call Agreement dated as of September 11, 2008 by and among the Company and the Lenders

10.3	Registration Rights Agreement dated as of September 11, 2008 by and among the Company and the Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date: September 12, 2008	By:	/s/ Michael Fox
		Name:	Michael Fox
		Title:	Senior Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Financing Agreement dated as of September 11, 2008 by and among the Company, Jamba Juice, the Lenders and Victory Park Management, LLC, as agent, including the Form of Note

10.2	Common Stock Put and Call Agreement dated as of September 11, 2008 by and among the Company and the Lenders

10.3	Registration Rights Agreement dated as of September 11, 2008 by and among the Company and the Lenders